EXHIBIT 99.1

APAC Customer Service, Inc.

APAC

Q3 2006 Earnings Call

Nov 02, 2006

Company

Ticker

Event Type

Date

•              MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the APAC Third Quarter Earnings Results Conference Call. This call is being recorded. At this time I’d like to turn the call over to Ms. Jody Burfening, with Lippert/Heilshorn. Please go ahead, ma’am.

Jody Burfening, Lippert/Heilshorn & Associates

Thank you. Good morning, and welcome to the 2006 third quarter conference call for APAC Customer Services, Inc.

We have previously sent copies of our earnings release to the call participants. If you have not received a copy, please call Lippert/Heilshorn at area code 212-838-3777.

Company representatives on today’s call are Bob Keller, President and Chief Executive Officer; and George Hepburn, Senior Vice President and Chief Financial Officer. The agenda for today’s call will include a business update by Mr. Keller, a financial review by Mr. Hepburn, and a Q&A session.

Before opening the conference call, I would like to remind you that certain statements, including statements about future operating and financial results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the beliefs and expectations of the company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors which can cause actual events and results to differ materially from historical results and the future results expressed or implied by the forward-looking statements. The company’s forward-looking statements speak only as of today’s date. Please refer to the company’s annual report on Form 10-K for the year ended January 1, 2006, the company’s quarterly report on Form 10-Q for the quarter ended July 2, 2006, and today’s earnings release for a description of reasons that may cause actual results to differ from those expressed or implied in the forward-looking statements.

To supplement the company’s consolidated financial statements presented in accordance with GAAP, the company uses certain measures defined as non-GAAP financial measures by the SEC. For more information on these non-GAAP financial measures, please see the reconciliations that are attached to today’s earnings release and the company’s annual report on Form 10-K for the year-ended January 1, 2006, and the company’s quarterly report on Form 10-Q for the quarter ended July 2, 2006. Copies of the company’s public filings are available on a website maintained by the SEC at www.sec.gov. Today’s press release is posted on our website at www.apaccustomerservices.com.

With that, I would now like turn the call over to Bob Keller. Good morning, sir.

Robert J. Keller, President and Chief Executive Officer and Director

Thank you, Jody, and good morning, everyone, and thank you for participating in our third quarter earnings call.

In prior discussions we’ve characterized this quarter as a transition period for our business and it truly was. The third quarter marked the completion of APAC strategic realignment which we announced in July of last year. Since that time, we’ve closed or sold the assets of twelve domestic sites, including three this quarter, to improve our operational efficiency. Cumulatively, we’ve taken

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out approximately 25 million in annualized fixed overhead from our ongoing cost structure and we exited almost 50 million in revenue from non-strategic or unprofitable clients. As a result of these actions we have an exceptional client base, a more rational domestic cost structure, and a business model that we believe will drive future growth and profitability. Since this was a transitional quarter, we don’t view it as indicative of our ability to deliver growth or profitability in the fourth quarter.

During the third quarter, we ramped down last year’s Medicare Part D program, completed an extensive internal audit of the program’s first year, and began the ramp-up of this year’s enrollment program. In addition, throughout the quarter we were ramping up production for a domestic client to replace the T-Mobile business which we exited earlier this year. At the same time, we accomplished a number of things that advanced our long-term growth strategy. We began construction on our third permanent facility in the Philippines, accelerated the movement of three domestic clients to Manila, and acquired a temporary site there to meet immediate client demand. While all of these actions negatively impacted our third quarter financial performance, we believe all of them were necessary to position us for future growth.

Our pipeline of new business opportunities remains robust. Last quarter we told you that we had been notified that we were one of a small number of finalists for a major government program. We were not awarded this contract. While we are disappointed, it’s clear that we were very competitive and the door is open for us to compete for government business going forward. During the quarter we were awarded business by a new client in our Travel and Entertainment vertical and added multiple applications from existing clients in Healthcare. In addition, as has been publicly announced, we were awarded the Tribune Company business in late August. That business will be supported in Manila and we believe it will encourage our other publishing clients to move there as well.

We believe that the growth of our offshore business is critical to our future success, and we remain enthusiastic about the demand for our services in the Philippines. We grew our ongoing business there by over 140% from the prior-year quarter and we expect continued strong growth in the fourth quarter as a large amount of our new offshore business moves from training into production. The continued growth of our offshore business, coupled with the shift from training to production revenue of the domestic client I referenced earlier, the seasonal increase we expect from this year’s Part D program domestically, and the reductions we’ve made to our cost structure, position us for growth and profitability as we move forward.

At this point, I’ll turn the call over to George to run through our third quarter numbers. George?

George H. Hepburn, III, Senior Vice President and Chief Financial Officer

Thanks, Bob.

As Bob already indicated, our results for the quarter reflect the company’s transition both domestically and offshore and the impact of a significant ramp in new business. Our reported net loss for the quarter was 5 million or 10 cents per share, compared to a net loss of 13.5 million or 27 cents per share in the prior-year quarter. Our third quarter 2005 results included 10.8 million in asset impairment charges, of which 10.5 million represented a non-cash charge associated with the write-down of goodwill. Revenue in the current quarter was 49.3 million, compared to 56.3 million in the prior year’s third quarter. This decrease is consistent with the direction we indicated in our last conference call when we said that revenue would decline in the third quarter before beginning to increase again in Q4 from the existing new business backlog and the expected seasonality from the Part D and other programs.

However, adjusting out the exited outbound telemarketing and other non-strategic business we had in Q3 2005, our total ongoing business revenue was up 2 million including replacing 6 million of

T-Mobile revenue in the prior year third quarter. It’s also worth noting that the growth in our ongoing offshore business has been impressive over the past year. As Bob mentioned, our offshore revenue was up over 140% from the third quarter 2005, and on an absolute basis, this business accounted for approximately 14% of our third quarter 2006 total revenue, more than doubling from the approximately 6% in last year’s period. Much of this increase was due to our Healthcare vertical. Third quarter 2006 cost of services decreased to 46.1 million from prior-year quarter’s 51 million, and gross profit declined to 3.1 million down from 5.4 million in last year’s third quarter. The decline in gross profit and gross margin is due to a variety of factors which I will discuss in just a minute.

The company’s SG&A expenses were virtually unchanged at 8.2 million in the 2006 period and 8.1 million in last year’s third quarter. This quarter, we had approximately 2.3 million of restructuring and other charges primarily relating to the closure of domestic facilities, compared to approximately 2.1 million in charges in the prior year’s quarter. This quarter’s charges reflect the final charges associated with the strategic realignment we announced in July 2005. The amount of this quarter’s charges were higher than we anticipated as we had to take an additional 0.9 million charge on our corporate office space in Deerfield, Illinois, because we are experienced delays in subletting the facility.

Turning to the balance sheet, our October 1st net debt was 9.8 million, down from the prior quarter’s 13.5 million. We also had availability under our credit agreement of 4.3 million. The decrease in debt was due to the timely collection of receivables from two large clients. This reduced our DSOs from 65 to 60, which we believe is a better reflection of what we expect in the near term.

Capital expenditures increased from 0.7 million in last year’s third quarter to 1.6 million in the third quarter of 2006. This amount was lower than expected due to the timing of payments for the build-out of our third site in Manila. The current CapEx consisted primarily of investments associated with new business growth domestically and for the accelerated expansion of our capacity in Manila.

From a liquidity standpoint, Q3 2006 adjusted EBITDA was a negative 1.9 million compared to 1 million in last year’s third quarter. Adjusted free cash flow was a negative 3.5 million compared to 0.3 million in last year’s period. The decline in both is primarily the result of the lower gross profit in this year’s third quarter.

Now, let’s take a look at the items that impacted our gross profit and gross margin, which was down 2.3 million and 3.1% from the prior year’s quarter. This decline was caused by a combination of factors, but can generally be grouped into three buckets.

The first is domestic and offshore client ramp where we incurred approximately 2.7 million in cost and rate impact associated with the ramp-up of new domestic business, and approximately 1.4 million in costs associated with the ramp-up of new offshore business, including investing in managerial leadership in finance, human resources, and operations. Second is lower overall revenues which accounted for over 2.6 million in lost contribution. And third, we incurred approximately 1.4 million in costs associated with transitioning the first year’s Part D program and maintaining domestic overhead during the seasonal decline. These transition costs included an internal audit of our Part D activities and a shift of volume to fewer domestic sites so that we could service the business more efficiently going forward.

The impact of all of these items more than offset the 3.2 million in year-over-year benefit of closed domestic sites, 2 million in improved contribution from our offshore business, and 0.4 million in other benefits. The result of all of the above is reflected in the lower profit margin of 6.4% in this quarter versus the 9.5% in the prior-year quarter.

In terms of sequential quarters, the decline from the second quarter 2006 gross margin rate of 12.5% is very similar to the previously mentioned year-over-year decline. Greater domestic and offshore training and new client ramp plus the costs associated with transitioning the first year’s Part D program and maintaining domestic overhead during this seasonal decline and ramp back up, likewise impacted our margins. On a go-forward basis, we expect that the Part D ramp-down and ramp-up will take place in separate quarters. As we have previously stated, we expect fourth quarter margins to improve substantially as training revenue turns into production revenue and our contribution from the offshore business increases.

Shifting to capacity, our third quarter end-of-period production capacity was down over 430 seats from the last quarter which reflects the closure of the Wichita, Waterloo, and Westminster sites which totaled approximately 700 seats and the addition of approximately 225 new production seats. This end-of-period production capacity does not include the over 400 seats in the temporary Manila facility which will go into production starting in the fourth quarter. I should also note that the remaining client-committed seats in Site 2 did not go into production until the beginning of October.

Our third quarter 2006 annualized revenue per weighted average seats was 31,300 down from Q2’s 35,100, and up from the prior-year quarter’s 31,000. Three factors contributed to this decline. The first is the gross profit impact mentioned earlier, from the preponderance of unpaid and training rate revenue. The second is the higher percentage of off-shore seats. And the third is the impact of carrying seats for the seasonal ramp for the Part D program.

As our training rates turn into production rates in the fourth quarter, we expect that our revenue per seat numbers will increase both domestically and off-shore, but on a go-forward basis, as the off-shore seats become a greater percentage of the total seats, the combined annualized revenue per weighted average seat may be lower than historical rates.

In closing, our current outlook for the current year 2006 revenue is to be in the range of 223 to 228 million as a result of lower-than-anticipated third quarter domestic revenues, and the uncertainty of Medicare Part D volume in the fourth quarter. Consistent with what I said on our last call, we continue to expect full-year capital expenditures or lease commitment – the capital lease commitments of approximately 16 to 18 million, including the 3.2 million of landlord reimbursed leasehold improvements. We expect capital expenditures in the fourth quarter to total between 7 and 9 million which will be primarily for the build-out of our third site in the Philippines.

Finally, I would be remiss if I did not comment on our capital structure, given our growth in capital requirements. We are currently pursuing an incremental 15 million term loan which we expect to close during the fourth quarter. The proceeds of this will go to pay down the balance on our revolver which was recently increased to 27.5 million, and to fund a portion of the capital requirements in Manila.

At this point, I will open it up for questions.

•              QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions] We go to Jeff Nevins with First Analysis [First Analysis Securities Corp.].

<Q – Jeff Nevins>: Good morning.

<A – Robert Keller>:  Hey, Jeff. How are you doing?.

<Q – Jeff Nevins>: I’m doing fine, yourself?

<A – Robert Keller>:  Good, thanks.

<Q – Jeff Nevins>: All right, a couple questions here. So the – What is coming on in the fourth quarter? Maybe you could just – I mean, there is just a lot of different moving parts, and I guess I just wanted to get a quick summary of – that there is a lot of ramp up – Maybe you could just talk about the applications that are ramping up in the fourth quarter and I think most of them are healthcare related, but I just wanted to get a sense for that, so we can just feel the – where the margin’s coming from and the improvement in the op income.

<A – Robert Keller>: Sure. Well, the ramp in the third quarter was in two places. Domestically, it was primarily driven by a telecom client, and frankly, we left money on the table on that one. We didn’t staff that one as effectively or as efficiently as we expected to and there was more demand there that, frankly, that we didn’t get to. So, the domestic ramp is in that industry, and frankly, from a revenue point of view, we were a little softer than we expected, and that is one of the reasons, is we missed the demand that was there, and is still there, frankly, for us.

Offshore, to your point, that is primarily healthcare, but there is a component of it that is associated with the Tribune Company ramp as well, and we are full up at this point in our first two facilities. We went and leased space because of the demand we had on an immediate basis. We then had to go back and lease more space. We now have in excess of 400 seats of leased space over there that are in training and will come into production in the fourth quarter and that is a combination of healthcare and publishing.

<Q – Jeff Nevins>: And you did say that in the third quarter the offshore market was 14% of revenue?

<A – Robert Keller>: It was.

<Q – Jeff Nevins>: And then, what – where do you expect your seats to go in the fourth quarter? And if you care to guess what that 14% number will look like in the fourth quarter?

<A – Robert Keller>: You are so subtle. George, you want to take a whack?

<A – George Hepburn>: Yes. We are anticipating opening the third site, which will open with 500 seats although they will not all be in production, so we anticipate increasing production seats in the fourth quarter by approximately 500. That will include the seats that are in the temporary site and there’s another 100-plus seats in Site 2 that actually went into production in the first weeks of October.

<Q – Jeff Nevins>: Okay. And, George, any guess on where offshore will be as a percentage of revenue?

<A – George Hepburn>: I don’t think we are giving that guidance, Jeff.

<Q – Jeff Nevins>: Okay. Just – You sidestep it. All right.

<A – Robert Keller>: But it is growing.

<Q – Jeff Nevins>: Yes. The – And as far as your relationship with the Tribune goes, have you seen any change there, Bob, just given the – their – a lot of their assets are up for sale, and they are talking to all these private equity shops. Any change there in terms of your communication with them?

<A – Robert Keller>: No. It – I actually had a teleconference, they have several senior executives in Manila this week because we went live with the Tribune Company business on Monday and we did a video conference to kind of check-point their perception of the performance that we were delivering, and I think we are kind of up in the air at this point in time. We have a contract – contract protection on volume built into our contract for the next 12 months, and so from a 2007 point of view, we don’t particularly think that whatever happens would be of impact to us and that – there are scenarios on either side of what is getting talked about that could either benefit us, or beyond 2007, impact us. And we are kind of as interested as everyone else is at this point in time. Because I think ultimately this could be a watermark for what goes on in the industry, in terms of whether it gets removed from a consolidated position with the Trib and Gannett and Knight-Ridder and folks to individual ownership and things like that. And so it is going to be interesting to see what happens.

<Q – Jeff Nevins>: Okay. One question and I will hop off, but the – What was the customer concentration? If you could just run through—

<A – Robert Keller>: Sure.

<Q – Jeff Nevins>:  —how much each was a percentage of revenue in the third quarter.

<A – Robert Keller>: Yup.

<A – George Hepburn>: Sure. Verizon was 21, just over 21%. UPS was 17%, and WellPoint was 15.4%. Those were the only ones over 10%.

<Q – Jeff Nevins>: Okay. Thanks.

<A – Robert Keller>: Yup.

Operator: We go next to Evan Steen with EOS [Eos Equity Strategies].

<Q – Evan Steen>: Hey, guys.

<A – Robert Keller>:  Hey, Evan.

<Q – Evan Steen>: I was curious more, not so much for the next quarter, but ‘07, ‘08, as you restructure domestic, started to move off-shore, what the sort of strategic plan is over the next one to two years with regards to new clients, types of services, potentially expansion of more international seats?

<A – Robert Keller>: Yup.

<Q – Evan Steen>: Just more from a CEO position, as opposed to what do the numbers look like this quarter and what are they going to look like next quarter.

<A – Robert Keller>: Yes. We believe that we have got significant offshore growth opportunity, and in fact, the big driver behind us going out to increase our debt capacity was frankly to fund

CapEx for the next 18 months, may not – I think we believe that there is demand out there that is currently in the pipeline that would suggest that we need to add a couple of thousand seats each of the next several years in order to support the demand of the existing clients and the prospects that we are talking to. And we went out frankly to get this, both to support that and to send a signal to our clients that we are capable of keeping up with their demand.

Now I would tell you that we think we need to expand beyond the concentration that we have in the Manila-specific area in terms of locations. We think we need to do that, frankly not [audio gap] provide disaster recovery capability but to provide workforce continuation capability for our existing clients, and then ultimately we think we are going to need to be south of the border to support what we perceive as the requirement for bilingual capabilities as United States moves more towards a universal healthcare structure.

And so, we think we are extraordinary well positioned with our clients and the applications we have now to participate in that, and we think that’s going to drive expansion in Mexico, in Costa Rica, Panama, South America, and in those kind of geographies and we are looking at that.

Now we also believe that there are value-added services that would play well with the kinds of things that we do for our clients. I mean, we touch our clients’ customers at three very critical points: At the time that they become customers, at the time that they stop being customers, and any time that they have a problem in between, and at this point, both we and our clients are doing very little with the information associated with those contacts. And we think that there is an information management business around our care business that has a very different margin model than what we have and that we are positioned to compete in. And so we are looking at all of those things.

We – I mentioned earlier that we lost the CMS bid that we were competing for with the federal government. That was a huge opportunity. I mean frankly, it was a $65 million annualized opportunity with a three-year commitment, but the scope of the work is 10 years. We are now qualified for the work and have an opportunity to compete for other government business. We will de-brief with CMS in the next few weeks to understand why we didn’t win, but our perspective at this point is, is because we don’t have the kind of prior experience and because we don’t have some controls built in around cost-plus reporting for the government, were probably the differentiators. But from a capability point of view, we clearly were extraordinarily competitive and so we think that opens up a pretty significant venue for us as well.

So we are excited about the opportunities in front of us.

<Q – Evan Steen>: Okay. And you mentioned the funding of seats or growing the seats in different areas, I mean – and then you talked about the line. Do you feel you’re so – At what point do you think you might be self-funding, where the debt level remains relatively constant as opposed to, I think perhaps some people – the press release might read like, “oh okay we are going go on a big binge of spending here and we’re going to have to borrow some money because the ramp-ups will be out in the future as opposed to any time soon.”

<A – George Hepburn>: Evan, this is George. The self-funding projections that we anticipate, and I think I’ve mentioned this in the past is that we – Based on where we see our seat growth through 2007 is, we will continue to be a borrower and should be able to fund most of the incremental capital expenditures for 2007. It’s probably not going to be until 2008 where our EBITDA performance would get into a position where we would be able to fund our capital growth and pay down our debt.

<Q – Evan Steen>: Okay. And then lastly, could you just – Any general comments about the overall industry in terms of pricing, health of the industry? Obviously there’s been some consolidation—

<A – Robert Keller>: Yeah.

<Q – Evan Steen>: [inaudible] being bought out. Just sort of, what’s the tone?

<A – Robert Keller>:  Well, I think the tone for the industry is very positive. I think what you are hearing across all the earnings calls is that people believe that there is significant opportunity, that – we’ve passed the point where outsourcing meaningful applications is viewed as a negative, and in fact, the trends are very, very positive.

I think there is enough demand out there that people aren’t running into each other. When we’re listening to calls, you’re listening to calls, you’re not hearing people talk about they took this piece of business from someone else, frankly. They are talking about being awarded new business, an application that was in-house prior to it being awarded. And so – I would and I’ve heard other CEOs in the industry characterize pricing right now as relatively benign, and I think that’s true.

The consolidation with the industry is going to be something that will be interesting to watch. There clearly are rumors out there relative to the West transaction going private, the ClientLogic/SITEL deal I think made an awful lot of sense, and I think our internal perspective is is that if we keep our heads down and continue to execute and grow this business and drive profitability, that we’ll have lots of options.

<Q – Evan Steen>: Okay. Thanks very much.

<A – Robert Keller>: Yep.

Operator: We go next to Jeeve Macon with Courtside Capital.

<Q>: Yes, hello. Just a couple of questions. Can you help me understand – and I know you haven’t given any exact projections, but whatever the revenue targets are for next year, how much of the revenue looking back at this year – let’s say of the 225 million, to pick a number in the middle of your range – will be gone as we build for next year? So what is the baseline for thinking about next year?

<A – George Hepburn>: This is George. In the 2006 numbers, the only revenue that will be gone that has been committed to, would be about 8.5 million of T-Mobile revenue that was in those numbers. We have also mentioned that there is one additional client relationship that we are frankly positioning to exit in April of ‘07, but it is under 5 million a year on an annualized basis.

<Q>: Okay.

<A – George Hepburn>: All of the remaining–

<Q>: And if I remember right, the one you’re exiting, is unprofitable, or less profitable?

<A – George Hepburn>: Yes.

<A – Robert Keller>: And the other – A little bit of a wild card in this, frankly, is the Part D business. Because the first half of ‘06 included the back-half of the enrollment period for ‘05 and that enrollment period is now on annualized basis as opposed to a roll-over basis. And so there is some amount in the first quarter that’s probably not repetitive.

<Q>: Gotcha. And how much Medicare D business was there in the first quarter? Of this past year?

<A – George Hepburn>:  We didn’t give a specific number but I recall we said it was in excess of 10 million.

<Q>: Just in the first quarter?

<A – George Hepburn>:  Yes.

<Q>: And obviously, not all of that is going to go away, Bob, it just might be lower?

<A – Robert Keller>: Right. Yes. I think we – Probably close to half of the revenue change from Q2 to Q3 of this year is related to the ramp-down of Part D. That’s probably not a bad indicator.

<Q>: Gotcha. Thank you. So then if I – If we start with say, the 225, take out the 8.5 from T-Mobile, take out a little bit for Medicare D and that, the $5 million guy who might go away, but call it three-quarters, just very round numbers, get to something like 210 million, maybe a little bit less. My question, is whatever that number is, and I guess first, am I anywhere near in the ballpark? What do you think is sort of the sustainable level of growth? I mean in the offshore business you are growing gangbusters, and I mean in ex-a lot of things, you guys have shown some nice growth this year. I am curious if you see that as sustainable into next year?

<A – Robert Keller>:  We clearly believe that the offshore growth is sustainable. It’s – We entered this year with total capacity of around 1,200 seats there, and based on the build-out of our third site there, we’ll be approaching 4,000 seats of capacity next year, and we wouldn’t be doing that if we didn’t think that there was an ongoing demand for those services. And in part of that is just frankly a reflection of our client base and their commitment to that. I mean, we have an opportunity to fill that site up just within our existing client base, without even extending beyond that. And so we are obviously very enthusiastic about our growth prospects there.

Now the domestic base is going to be interesting. Frankly, the single largest opportunity we have in our pipeline is a domestic opportunity, and—

<Q>: And that’s even with the government opportunity behind you?

<A – Robert Keller>: Right. And so, and it’s – It is a “we get it or we don’t get it” kind of deal, but if we were to get it, it would dramatically change the growth projection on our domestic business. Short of that, we look and we believe that the publishing business that we have domestically is ultimately going to migrate offshore. We think that the Tribune doing that is going to force the rest of the industry frankly to follow. We think that the telecom business that we have – while we believe it would be a spectacular application to be done offshore and would be of real value to both us and our client, we think they are committed to doing that business domestically. UPS is a very large client of ours, and they are committed to doing their customer service in the area that they deliver, so they are committed domestically. Any government business we get will be done domestically, but – The price performance on the offshore opportunity is so compelling, it is – I think if you have as a client, the latitude to move offshore, people will make that choice.

<Q>: Got you.

<A – Robert Keller>: So I think the real story in the domestic business is us managing the business efficiently, and then being opportunistic about the growth opportunities within clients that have chosen to be here.

<Q>: And just another series of questions along the same lines, is we have kind of built a baseline for revenue, and have a sense of what the growth opportunities are for next year. If you look at the gross margin structure of the company—

<A – Robert Keller>: Yes.

<Q>: Given the investments that you have put in, just in the third quarter, what do you see as sustainable gross margin levels into next year and beyond? Are we beyond, are we beyond a lot of these one-time type investments? One-time is not the right word, but I think you know what I mean.

<A – George Hepburn>: Yes. The general guidance we have been providing to everyone is that we anticipate being up in the 15 to 17% range in the fourth quarter, and using that as generally the margin of – on which we will improve going forward. The – and we have said this also. Our margins are dramatically better offshore than they are domestically, and as we continue to increase the percentage of our seats offshore, as a percentage of our total, and our revenue contribution is more, you should continue to see margin improvement.

<Q>: Great. Thank you very much.

<A – Robert Keller>: Yes.

Operator: And, we will go to a follow-up question from Jeff Nevins with First Analysis [First Analysis Securities Corp.].

<Q – Jeff Nevins>: Bob, what are your current expectations for Medicare D in the fourth quarter?

<A – Robert Keller>: We actually reforecast it every week, but the current forecast kind of puts us in the middle of the revenue range that we gave you for the full year, so you can kind of back into it. It is – Honestly, it is demand-based, and the enrollment window opens in two weeks, and we will see. We – I do not know.

<Q – Jeff Nevins>: Let me just ask a different way. Is it – So if you were doing $100 a quarter, back when it really peaked?

<A – Robert Keller>: Yes.

<Q – Jeff Nevins>: Do you think you will be at half that level or a quarter of that level?

<A – Robert Keller>: To the point that was on earlier—

<Q – Jeff Nevins>: Yes.

<A – Robert Keller>: I think there is about half of what we are currently doing, maybe just shy of half, that is sustainable on a going-forward basis.

<Q – Jeff Nevins>: Okay.

<A – Robert Keller>: Just quarter to quarter to quarter to quarter. And then the enrollment period adds volume to it. I would tell you that in addition – I mean, the way that the world is looking at Part D today, it is two applications. It is customer service, and it is enrollment, and we actually think that there are three additional applications on top of these two that we are capable of providing to clients, and frankly are in discussion with clients about those, to provide a year-round support for this initiative, as opposed to it being seasonal and frankly, kind of a limited binary approach to it. So I think there is a sustainable component right now, and we think there are significant opportunities to improve or to grow the sustainable component.

<Q – Jeff Nevins>: Right. One other question: On the government contract, which you will learn more about as you do a deep-dive with them.

<A – Robert Keller>: Yes.

<Q – Jeff Nevins>: You have made a huge transformation of the company in terms of your capabilities, the way you sell and everything. Is that the type of business – I mean, was it premature to go after something like that, given where you are at, or not?

<A – Robert Keller>: No, I would say it clearly stretched us. We – It was a big enough deal, because the 65 million that I was talking about was just our part of it. It was a much bigger deal with that. We went through a round of competition with the prime on this thing, and won that, and so – And we got better frankly, as we went through that competition. Then we went through multiple rounds with the government where they took it from 32 down to 4, and if we had gotten bumped off before when the prime did their selection, or we had gotten bumped off by the government when they went from 32 to 4, I’d say we were probably premature.

I think we are capable of doing what we competed for, and frankly, I think we – While we were probably less competitive in some of the areas that have to deal with folks that are very experienced with managing government business, frankly I think we brought a lot to the table in terms of our application capability and how we think about it. And so we got some very good airtime, and we learned a lot about ourselves and got better as a result of that, so… I actually think kind of on a going-forward basis, having a wildcard out there that is kind of this big is probably a good thing for an organization our size.

<Q – Jeff Nevins>: Yeah, so that, and that – That’s what I was kind of getting to. It sounds like you’re – That is where you’d like to – That is the type of business that you’d like to now and again chase.

<A – Robert Keller>: Yes.

<Q – Jeff Nevins>: Didn’t sound, actually – My comment about premature probably was not appropriate, given you were in the top couple.

<A – Robert Keller>: No, but I think it was a fair question, but I think it speaks to how we’re starting to position ourselves in the marketplace and we’re maturing as we do that as well.

<Q – Jeff Nevins>: Interesting. Okay. That’s all I have. Thanks.

<A>: Thank you.

Operator: [Operator Instructions] At this time – Actually, we do have one question, we’ll go to Ron Chez with – private investor.

<Q>: Good morning.

<A – Robert Keller>: Good morning, Ron.

<Q>:  Do you still expect – You had had said before that you expected for the foreseeable future, or something like that, 20% compounded growth in the top line?

<A – Robert Keller>: We believe we’re going to grow this business. We haven’t given any projections for ‘07 other than the fact that we’re going to grow and we’re going to be profitable. We’re in the process of putting next year’s plan together. We get a chance to present that to our Board on December 5th, and so I don’t think we’re going to give guidance prior to having a discussion with our Board at this point.

<Q>:  Am I wrong, though? Had you not said before that you expected that kind of growth?

<A – Robert Keller>:  I don’t know that we were that explicit.

<Q>: Okay.

<A – George Hepburn>: Just to answer your question, Ron: We did note that we had grown 20% over where we exited the restructuring, where we – and I think Bob eluded to it, that we replaced 50 million in revenue that we have exited, and so in reality, I think, if you compare it to a 180 million base, to a 225 million base plus, that’s the kind of 20-plus percent growth we alluded to.

<Q>: So then you’re talking about 20% from 185, or thereabouts? Or is that the baseline, as opposed to 220?

<A – Robert Keller>: Well I think that was – I think George was talking about historically. If you look at where we were in July of ‘05, net of the business that we plan to exit. I think that was his starting point.

<Q>: Okay, thank you.

<A – Robert Keller>:  You’re welcome.

Operator: And at this time, we have no further questions. I’d like to turn the call back to management for any additional or closing comments.

Robert J. Keller, President and Chief Executive Officer and Director

Thanks, Matt.

Before we close today’s call, I’d like to reiterate a few points. First, we’ve successfully implemented significant changes to our business in a relatively short period of time. And second, we believe we’ve made the right strategic decisions for our future, both for our clients and for our shareowners. And finally, we believe we are now at inflection point where our strategy will begin to drive earnings growth.

We appreciate your participation and your support and look forward to talking to you again. Thank you.

Operator: That does conclude today’s teleconference. Again, thank you for your participation.

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